Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2018

ELYRIA, Ohio - (November 5, 2018) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Reported net sales decreased 2.5% to $244.6 million and constant currency net sales(a) decreased 2.2% compared to 3Q17.*

•
Constant currency sequential net sales(b) increased 2.2% compared to 2Q18. Constant currency sequential net sales increased in the Europe and Institutional Products Group ("IPG") segments and decreased in the North America/Home Medical Equipment ("NA/HME") and Asia Pacific segments.

•
Gross margin as a percentage of net sales decreased 140 basis points to 26.8% compared to 3Q17 primarily as a result of rising material costs associated with U.S. tariffs, higher freight costs incurred in NA/HME and Europe, and unfavorable operational variances in Europe.

•	Operating loss was $5.3 million, an improvement of $0.6 million compared to 3Q17, attributable to reduced SG&A expense offset by lower gross profit.

•
GAAP loss per share was $0.36, compared to loss per share of $0.57 in 3Q17, and adjusted net loss per share(c) was $0.40 compared to adjusted net loss per share of $0.41 in 3Q17. GAAP loss per share for 3Q18 benefited from net gain on convertible debt derivatives.

•	Free cash flow(d) usage was $2.5 million compared to usage of $4.8 million in 3Q17, an improvement of $2.3 million.

•	EBITDA(e) was negative $1.0 million, an improvement of $1.2 million compared to 3Q17. EBITDA benefited from a decrease of $0.8 million in equity compensation expense compared to 3Q17.

•	The company resolved the 2010 FDA warning letter at its Sanford, FL facility and the 2017 letter related to the Albstadt, Germany facility.
Key Financial Results

(in millions USD)	3Q18	3Q17	$ Change	% Change
Net Sales	$244.6	$250.9	$(6.3)	(2.5)%
Constant Currency Net Sales	$245.3	$250.9	$(5.6)	(2.2)%
Gross Margin % of Net Sales	26.8%	28.2%	--	(140) bps
Gross Profit	$65.6	$70.7	$(5.2)	(7.3)%
Operating Loss	$(5.3)	$(5.9)	$0.6	10.3%
Constant Currency SG&A(f)	$70.5	$75.9	$(5.4)	(7.1)%
Free Cash Flow	$(2.5)	$(4.8)	$2.3	47.4%
EBITDA	$(1.0)	$(2.2)	$1.2	55.5%
* Date format is quarter and year in each instance.

CEO Summary

“The third quarter performance was mixed with slight constant currency net sales growth in Europe, continued sales growth in the North America mobility and seating product category of 8.9% and IPG sales growth of 8.8% compared to 3Q17. These positive accomplishments were diminished by unfavorable trends in respiratory and lifestyle products that led to lower consolidated sales and contribution margin and less operating income and EBITDA progress than expected.
We believe U.S. providers were being cautious about investing in new equipment in anticipation of the reimbursement changes which were issued by Centers for Medicare and Medicaid Services (CMS) on November 1, 2018 and will become effective January 1, 2019. We believe such uncertainty before the final determination from CMS negatively impacted both respiratory and lifestyle product volumes in the NA/HME segment. These conditions could persist beyond the first quarter 2019 until providers assess their business prospects and the market stabilizes.
In addition, NA/HME experienced significantly higher costs from materials sourced both internationally and domestically largely due to the impact of tariffs of approximately $1.3 million during the quarter. This was significantly higher than our previous estimate of the impact from tariffs related to increased material costs from suppliers. We anticipate the cost increases will continue to be a headwind on our business, and we are focused on identifying and executing remediation actions to potentially reduce this negative impact going forward.
Operating loss and EBITDA improved compared to 3Q17 benefiting primarily from reduced SG&A expense partially offset by reduced gross profit. Compared to 3Q17, the company's cash flow usage improved by $2.3 million. We believe our capital structure and balance sheet will support us through the transformation. Our focus is on driving the right mix of sales and optimizing costs,” said Matthew E. Monaghan, chairman, president and chief executive officer.

3Q18 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	3Q18	3Q17	Reported % Change	Constant Currency % Change	3Q18	3Q17	% Change
Europe	$144.3	$143.3	0.7%	0.4%	$11.8	$12.0	(1.7)%
NA/HME	73.7	79.5	(7.3)	(6.9)	(12.8)	(12.4)	(3.1)
IPG	15.1	14.0	8.4	8.8	1.6	1.2	31.0
Asia/Pacific	11.4	14.1	(19.5)	(13.0)	—	0.4	(99.5)

Europe - Constant currency net sales increased slightly compared to 3Q17 driven by increases in mobility and seating sales partially offset by decreases in lifestyle and respiratory products. The company continues to apply its transformation strategy to this segment to focus more on clinically valued, higher-margin products. Compared to 2Q18, constant currency sequential net sales improved 8.5%, which reflects historical trends as the third quarter of the year is typically this segment's strongest quarter for net sales. Operating income and gross profit decreased slightly compared to 3Q17 principally due increased R&D expense, unfavorable manufacturing variances and increased freight costs primarily related to product transfers associated with facility consolidation. Excluding the temporary impact of unfavorable manufacturing variances and freight related to product transfers of approximately $0.5 million, gross margin would have shown year-over-year improvement.

North America/Home Medical Equipment (NA/HME) - Constant currency net sales decreased 6.9% compared to 3Q17 driven by decreases in respiratory and lifestyle product sales which more than offset increases of 8.9% in mobility and seating products. Respiratory product sales decreased in all product categories compared to 3Q17. Compared to 2Q18, constant currency sequential net sales decreased 7.6% primarily due to lower respiratory product sales and to a lesser extent lower lifestyle products sales and slower growth in mobility and seating products. Operating loss increased slightly compared to 3Q17 primarily due to reduced gross margin, partially offset by reduced SG&A expense, due largely to lower employment costs. Gross margin was negatively affected by lower net sales and by unfavorable material costs and higher freight expense, both of which were impacted by tariffs. The negative impact of tariffs and related material cost increases was approximately $1.3 million in 3Q18.

Institutional Products Group (IPG) - Constant currency net sales increased by 8.8% and constant currency sequential net sales increased by 10.7% compared to 2Q18 primarily attributable to increased sales of interior design projects and bed products. Operating income improved compared to 3Q17 principally due to an increase in sales and reduced warranty expense.

Asia/Pacific - Constant currency net sales decreased 13.0% compared to 3Q17 principally driven by decreased sales in institutional products, primarily bed products in Australia, as well as decreases in mobility and seating and lifestyle products. Operating income decreased compared to 3Q17 as a result of a net sales decrease partially offset by reduced R&D expense.

Financial Condition

The company's cash and cash equivalents balances were $118.3 million and $176.5 million at September 30, 2018 and December 31, 2017, respectively. The decrease in cash was the result of normal operations and continued investment in our transformation strategy.

Free cash flow usage for 3Q18 was $2.5 million compared to usage of $4.8 million in 3Q17, an improvement of $2.3 million. The improvement was primarily related to proceeds received on the sale of property and equipment partially offset by purchases of other property and equipment, as well as higher inventory levels. Inventory levels are higher compared to last year largely due to the sales shortfall in the NA/HME segment and facility consolidation in Europe.

Outlook
The company's pursuit of profitable sales growth and cost reductions is expected to lead to achieving its long-term operating income and EBITDA goals. While the company remains positive about the growth potential of its businesses, there is much more work to be done, especially in North America to accelerate the return to profitable growth and offset inflationary pressures driven by the effects of tariffs. The company will undertake additional actions to streamline operations, and resize and reshape the organization. For example, the company announced a reduction in force in North America on November 1, 2018 which is expected to yield annualized savings of $5.0 million.
In North America, the company's focus will be on continued growth in the mobility and seating product category and implementing a multi-channel approach to ambulatory oxygen products, lifestyle products and the IPG segment. We anticipate positive constant currency net sales growth in the mobility and seating segment. However, further consolidation of healthcare customers could result in additional pricing pressure. The company expects the reimbursement changes announced by CMS on November 1, 2018, which will be effective January 1, 2019, could have a negative impact on net sales beyond the first quarter of 2019 as providers are cautious to invest in inventory before the impacts of the national competitive bidding changes are fully known and assess the regional markets they will pursue.

While the company realized slight constant currency net sales growth in the Europe segment in 3Q18, the segment may continue to experience reduced sales in 4Q18 as it shifts its product mix toward more clinically valued, higher-margin products. The company expects sales growth in Europe during 2019 as it realizes the benefit of new product introductions.

As noted last quarter, the company anticipates in the near-term an unfavorable impact on its results due to tariffs, increased freight costs, as well as increased commodity and material costs directly related to those same factors, particularly in consideration of new tariffs introduced in September 2018. The specific impact is difficult to estimate as the U.S. federal government's policy on tariffs continues to be implemented, and the company may not be able to fully offset any increases with internal actions such as alternative supply chain arrangements, price increases to customers and other actions. These higher costs may make the company's products less price-competitive in its markets. The company implemented a price increase in October for lifestyle and respiratory products and continues to absorb significant cost increases in complex rehab products. Based on the level of tariffs implemented through September, the company estimates an annual unfavorable impact, if unmitigated, of between $5 to $7 million.

Given these pressures on the business, the company expects to be diligent in managing investments and SG&A expenses for the remainder of the year. Working capital needs are expected to expand as the business grows, especially in support of expected increases in mobility and seating sales, which require substantial working capital and demonstration units to be effective. Previously, the company guided that free cash flow usage for 2018 would be similar to 2017, however, the company believes that cash flow usage may increase given the headwinds described above, including the impact of tariffs, national competitive bidding uncertainty and increased inventory related to net sales declines, specifically in respiratory products, and to product transfers in Europe. The company will continue to take actions to minimize cash flow usage for the remainder of the year. Based on current expectations, the company believes its cash balances and available borrowing capacity should be sufficient to fund its transformation.

The company will continue to emphasize a culture of quality and operational excellence, profitable sales growth and the achievement of its long-term objectives.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2018 financial results on Tuesday, November 6, 2018 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-204-4368, or for international callers 323-994-2082, and enter Conference ID 8261042. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.ph?MTID=e55d991ab291e0075822a52b8e995d59f. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 8261042 through November 13, 2018. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	Stephens NY Investment Conference - November 8, 2018 (New York City)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions, including the investigation of pricing practices of one of the company’s former rentals businesses; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; the adverse impacts of new tariffs or increases in commodity prices or freight costs; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Net sales	$244,559	$250,906	$727,771	$716,146
Cost of products sold	178,970	180,166	528,319	515,239
Gross Profit	65,589	70,740	199,452	200,907
Selling, general and administrative expenses	69,945	75,921	214,972	224,155
Charges related to restructuring activities	920	703	1,665	8,973
Operating Loss	(5,276)	(5,884)	(17,185)	(32,221)
Net (gain) loss on convertible debt derivatives	(4,080)	2,550	(4,204)	2,700
Interest expense - net	7,030	6,707	20,571	15,733
Loss before Income Taxes	(8,226)	(15,141)	(33,552)	(50,654)
Income tax provision	3,800	3,450	9,125	8,225
Net Loss	(12,026)	(18,591)	(42,677)	(58,879)

Net Loss per Share—Basic	$(0.36)	$(0.57)	$(1.29)	$(1.80)

Weighted Average Shares Outstanding—Basic	33,232	32,867	33,104	32,725

Net Loss per Share—Assuming Dilution *	$(0.36)	$(0.57)	$(1.29)	$(1.80)

Weighted Average Shares Outstanding—Assuming Dilution	33,766	33,372	33,849	33,086
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Net loss per share - assuming dilution*	$(0.36)	$(0.57)	$(1.29)	$(1.80)
Weighted average shares outstanding- assuming dilution	33,232	32,867	33,104	32,725
Net loss	(12,026)	(18,591)	(42,677)	(58,879)
Income tax provision	3,800	3,450	9,125	8,225
Loss before Income Taxes	(8,226)	(15,141)	(33,552)	(50,654)
Amortization of discount on convertible debt	2,938	2,643	8,588	6,094
Net (gain) loss on convertible debt derivatives	(4,080)	2,550	(4,204)	2,700
Adjusted Loss before Income Taxes	(9,368)	(9,948)	(29,168)	(41,860)
Adjusted Income Taxes	3,800	3,450	9,125	7,705
Adjusted Net Loss(g)	$(13,168)	$(13,398)	$(38,293)	$(49,565)

Weighted Average Shares Outstanding - Assuming Dilution	33,232	32,867	33,104	32,725
Adjusted Net Loss per Share(c) - Assuming Dilution *	$(0.40)	$(0.41)	$(1.16)	$(1.51)
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Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2018	2017	2018	2017
Net Loss	$(12,026)	$(18,591)	$(42,677)	$(58,879)
Income tax provision	3,800	3,450	9,125	8,225
Interest expense - net	7,030	6,707	20,571	15,733
Net (gain) loss on convertible debt derivatives	(4,080)	2,550	(4,204)	2,700
Operating Loss	(5,276)	(5,884)	(17,185)	(32,221)
Depreciation and amortization	4,279	3,646	11,979	10,958
EBITDA(e)	$(997)	$(2,238)	$(5,206)	$(21,263)

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"EBITDA(e)" is a non-GAAP financial measure, which is defined at the end of this release. EBITDA includes stock-based compensation expense of $1.2 million and $4.1 million for the three and nine months ended September 30, 2018, respectively, compared to $2.0 million and $6.6 million for the three and nine months ended September 30, 2017, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $31,148,000 and $98,421,000 for the three and nine months ended September 30, 2018, respectively, compared to $27,066,000 and $87,123,000 for the three and nine months ended September 30, 2017, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2018	2017	Change	2018	2017	Change
Revenues from external customers
Europe	$144,339	$143,281	$1,058	$414,549	$391,274	$23,275
NA/HME	73,696	79,516	(5,820)	233,345	241,467	(8,122)
IPG	15,148	13,975	1,173	43,739	45,668	(1,929)
Asia/Pacific	11,376	14,134	(2,758)	36,138	37,737	(1,599)
Consolidated	$244,559	$250,906	$(6,347)	$727,771	$716,146	$11,625

Operating income (loss)
Europe	$11,788	$11,987	$(199)	$23,553	$24,164	$(611)
NA/HME	(12,836)	(12,446)	(390)	(29,394)	(34,267)	4,873
IPG	1,575	1,202	373	4,336	4,572	(236)
Asia/Pacific	2	387	(385)	2,544	(161)	2,705
All Other *	(4,885)	(6,311)	1,426	(16,559)	(17,556)	997
Charge related to restructuring activities	(920)	(703)	(217)	(1,665)	(8,973)	7,308
Consolidated operating loss	(5,276)	(5,884)	608	(17,185)	(32,221)	15,036
Net gain (loss) on convertible debt derivatives	4,080	(2,550)	6,630	4,204	(2,700)	6,904
Net Interest expense	(7,030)	(6,707)	(323)	(20,571)	(15,733)	(4,838)
Loss before income taxes	$(8,226)	$(15,141)	$6,915	$(33,552)	$(50,654)	$17,102

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* “All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three and nine-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2018 compared to September 30, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	0.7%	0.3%	0.4%
NA/HME	(7.3)	(0.4)	(6.9)
IPG	8.4	(0.4)	8.8
Asia/Pacific	(19.5)	(6.5)	(13.0)
Consolidated	(2.5)	(0.3)	(2.2)

Nine months ended September 30, 2018 compared to September 30, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	5.9%	7.3%	(1.4)%
NA/HME	(3.4)	0.1	(3.5)
IPG	(4.2)	0.1	(4.3)
Asia/Pacific	(4.2)	(1.2)	(3.0)
Consolidated	1.6	4.0	(2.4)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended September 30, 2018, June 30, 2018 and March 31, 2018, respectively, and net sales for the quarter ended September 30, 2018 and June 30, 2018 as translated at the foreign exchange rates for the quarter ended March 31, 2018 with each then compared to each other (constant currency sequential net sales(b)). The company began this disclosure in 2Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	3Q18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	3Q18 at 1Q18 Foreign Exchange Rates	2Q18 at 1Q18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$144,339	$6,552	$150,891	$139,093	$11,798	8.5%
NA/HME	73,696	258	73,954	80,053	(6,099)	(7.6)
IPG	15,148	39	15,187	13,719	1,468	10.7
Asia Pacific	11,376	902	12,278	14,128	(1,850)	(13.1)
Consolidated	$244,559	$7,751	$252,310	$246,993	$5,317	2.2%

	2Q18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	2Q18 at 1Q18 Foreign Exchange Rates	1Q18 at 1Q18 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$138,896	$197	$139,093	$131,251	$7,842	6.0%
NA/HME	79,867	186	80,053	79,794	259	0.3
IPG	13,704	15	13,719	14,887	(1,168)	(7.8)
Asia Pacific	13,685	443	14,128	11,066	3,062	27.7
Consolidated	$246,152	$841	$246,993	$236,998	$9,995	4.2%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2018	December 31, 2017

Assets
Current Assets
Cash and cash equivalents	$118,268	$176,528
Trade receivables, net	115,051	125,615
Installment receivables, net	1,736	1,334
Inventories, net	141,764	121,933
Other current assets	32,324	31,504
Total Current Assets	409,143	456,914
Other Assets	57,941	97,576
Intangibles	28,236	30,244
Property and Equipment, net	76,251	80,016
Goodwill	391,287	401,283
Total Assets	$962,858	$1,066,033
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$97,068	$90,566
Accrued expenses	98,473	118,697
Current taxes payable	2,501	6,761
Short-term debt and current maturities of long-term obligations	1,581	2,040
Total Current Liabilities	199,623	218,064
Long-Term Debt	250,414	241,405
Other Long-Term Obligations	142,889	183,270
Shareholders’ Equity	369,932	423,294
Total Liabilities and Shareholders’ Equity	$962,858	$1,066,033

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2018	2017	2018	2017
Net cash used by operating activities	$(2,444)	$(2,899)	$(49,542)	$(53,367)
Plus:
Sales of property and equipment	1	21	38	211
Advance payment from sale of property *	3,524	—	3,524	—
Less:
Purchases of property and equipment	(3,587)	(1,885)	(7,814)	(7,389)
Free Cash Flow(d)	$(2,506)	$(4,763)	$(53,794)	$(60,545)

* Represents the portion of the proceeds received in advance for the sale of the company's Insy, Germany land and building for which title does not transfer until April 2020.

Definitions of Non-GAAP Financial Measures
(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2018 and September 30, 2017, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2018. The "Business Segment Sequential Net Sales" table accompanying this release compares net sales for the three months ended September 30, 2018 and March 31, 2018 to each other with both periods translated at the foreign exchange rates for the three months ended March 31, 2018. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.
(c) As used throughout this document, "adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(g) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds, including advances from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table located after the Condensed Consolidated Balance Sheets included in this press release.
(e) As used throughout this document, "Earnings Before Interest Taxes Depreciation and Amortization" ("EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to EBITDA” table included in this press release.
(f) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(g) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.9 million and $8.6 million pre-tax for the three and nine months ended September 30, 2018, respectively, compared to $2.6 million and $6.1 million for the three and nine months ended September 30, 2017, respectively), and net gain (loss) on convertible debt derivatives (net gains of $4.1 million and $4.2 million for the three and nine months ended September 30, 2018, respectively, compared to net losses of $2.6 million and $2.7 million for the three and nine months ended September 30, 2017, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included after the Condensed Consolidated Statement of Operations included in this press release.